EXHIBIT 99.1

SUN HYDRAULICS CORPORATION
CONFERENCE CALL TRANSCRIPT
Moderator: Rich Arter
May 11, 2005
1:30 p.m. CT

Operator:	Good day and welcome everyone to this Sun Hydraulics first quarter 2005 financial results conference call. Today’s call is being recorded.
At this time, I would like to turn the call over to Investor Relations spokesperson, Mr. Rich Arter. Please go ahead, sir.
Rich Arter:	Thank you, Peter. Good afternoon and thank you for joining us to listen to Sun Hydraulics’ first quarter 2005 financial results conference call.
With me are Dick Dobbyn, Sun’s CFO; and (Tricia Fulton), Corporate Finance. Allen Carlson, Sun’s President and CEO is traveling and unable to participate in this call.
Once we have finished our prepared statements, we will open the lines for questions and answers.
Before we begin, please be aware that any statements made in today’s presentation that are not historical facts are considered forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. For more information on forward-looking statements, please see yesterday’s press release.
It is now my pleasure to introduce Dick Dobbyn.
Dick Dobbyn:	Thank you, Rich. Good afternoon, everyone. 2004 was an excellent year for Sun in all respects, and 2005 is shaping up to be even better. Orders continue to be strong, and demand is up in all our markets.
Orders for the first quarter were 31 million, a 25 percent increase over the first quarter of last year. April orders were 10 million, a 23 percent increase over last year. We believe second quarter sales will be higher than the first, despite fewer working days, and we expect to maintain our on time delivery performance.
We believe Sun’s strong financial condition and long-term success are largely due to our philosophy of maintaining balance in our business, both externally and internally. As stated in our just released annual report, balancing the interest of our customers, shareholders, employees, distributors, and suppliers will remain at the heart of our efforts.
Our primary focus continues to be on marketing efforts and investments to grow and increase market share.
Our financial performance and second quarter outlook will now be discussed by (Tricia). Thank you.
(Tricia Fulton):	Thanks, Dick. First quarter net sales were up 36 percent to 29 million, compared to Q1 last year. Net income was three and a half million compared to one and a half million in 2004.
And basic and diluted earnings per share increased to 49 and 48 cents respectively, versus 20 cents for last year. Continued strength in the North America manufacturing sector helped increase North American sales by 44 percent, with shipments within the U.S. up 41 percent, and Canadian shipments up 71 percent.
European sales increased 43 percent to almost nine million. Sales to France were up 89 percent, Germany 31 percent, and the U.K. 13 percent. We also saw significant increases in Sweden, Finland, Italy, and the Netherlands.
Asian sales increased 14 percent to four million, led by domestic sales in Korea and China. Gross profits were up 55 percent to 10 million, compared to six and a half million in Q1 last year. Gross profit as a percentage of net sales increased to 34 percent, compared to 30 percent. This increase was primarily due to higher sales volumes. We had a moderate and selective sales price increase in January of this year. This, coupled with improved productivity offset the increased material cost for parts and raw materials.
Selling, engineering, and administrative expenses in Q1 were just over four million, a slight increase compared to 2004. The increase was due primarily to higher audit fees, including Sarbanes-Oxley 404 compliance.
The company declared quarterly dividends of seven and a half cents to shareholders of record on March 31st, which were paid on April 15th.
Net sales from operations was 1.7 million, up 500,000 from last year. While net income increased two million, it was offset by working capital changes related to the increased volumes.
Day sales outstanding remained level at 39, and inventory turns improved from nine to 10.
Looking forward, as order rates remain strong through Q1 and into April, sales for the second quarter are projected to be 30 million, a 13 percent increase over the second quarter of 2004. Non-recurring refinancing costs and increased marketing expenses totaling $500,000 are anticipated for the second quarter.
Refinancing costs related to the replacement of our current debt structure by taking advantage of our strong balance sheet to establish a long-term flexible credit facility. We are also moving cash from our overseas operations back to the U.S.
Marketing expenses — expense increases include trade show costs and further development of the design capability on our Web site. Net income per share for the second quarter is expected to be 45 to 48 cents.
Thank you. Rich.
Rich Arter:	OK, Peter. Now that we’re done with that, we’d like to open it up questions and answers.
Operator:	Thank you. Today’s question-and-answer session will be conducted electronically. If you would like to ask a question, please press the star key followed by the digit one on your touch-tone telephone. Once again if you would like to ask a question, please press star one at this time.
We’ll take our first question from Scott Macke, Robert W. Baird.
Scott Macke:	Good afternoon, everyone.
Male:	Hello, Scott.
Male:	Hi, Scott.
Scott Macke:	Wanted to — may have missed towards the end there. You said the cost for the debt refinancing and the incremental marketing would be 500,000 combined?
(Tricia Fulton):	Yes.
Scott Macke:	OK. Do you have a breakout between the two?
(Tricia Fulton):	I think we’re just going to go with the total of the 500,000.
Scott Macke:	OK. And if I do my math correctly, that’s something like four cents per share?
(Tricia Fulton):	Yes. It’s about 50/50 in the breakout of the — between the two.
Scott Macke:	OK. And this relates to — in terms of the debt there’s a — what, a five million — excuse me, $11 million facility for five years, it’s at LIBOR plus 190. . .
(Tricia Fulton):	Yes.
Scott Macke:	... points? What would the new interest rate be?
(Tricia Fulton):	We’re still talking to the banks right now, and we’re talking to several banks, so we can’t really say that right now, we don’t have a commitment letter signed by anyone. But we’re looking at just doing one long-term — longer term facility that would be a revolving line of credit.

Scott Macke:	OK. Next question, you talked about the order trend in April being 10 million. How did that compare to March?
(Tricia Fulton):	Well we have five weeks in March, and we only have four weeks in April. So you can’t really compare apples to apples, but the weekly order rate was about the same between March and April, but we did see a decrease throughout April, the order growth was flowing.
Scott Macke:	I see. First I want to step back into March. When you issued your prior — excuse me, your first quarter sales guidance, we did that, if I remember correctly, right at the start of March. So you had a pretty good feel for January and February sales. Did March end up exceeding your expectations then by the amount by which your first quarter sales exceeded your sales forecast?
(Tricia Fulton):	Yes, by a little bit, and orders were a little bit higher than we had thought, and some of them fall into that quarter, because our orders outlook is such short term.
Scott Macke:	OK. When you say the orders outlook is short term, how short term? Or what sort of visibility do you have?
(Tricia Fulton):	Only a few weeks. Our deliveries are about four weeks, but our visibility is even less than that.
Scott Macke:	OK, and one more question, and I’ll hope back in queue. I also understand that you pull your distributors for inventory levels. And was curious if you have done that recently, if so, what sort of trends you’ve seen in distributor inventory levels.
(Tricia Fulton):	We haven’t done that recently, we will be doing it shortly, but we don’t expect any big differences.
Scott Macke:	When you say you don’t expect any big differences, is there something in particular that you’re talking about? Or how do you gauge that sort of inventory level?
(Tricia Fulton):	Well we gauge it specifically by them reporting it. But since they haven’t reported it, and we don’t know of anyone that’s stocking up or, you know, not stocking, we — our tendency would be to believe that it’s going to stay about level.
Scott Macke:	OK. I will hop back in queue. Thank you.
Male:	Thanks, Scott.
Operator:	And once again, it is star one for questions. We’ll go next to Brian Rafn, Morgan Dempsey Capital Management.
Brian Rafn:	Good afternoon, guys.
Male:	Hey, Brian.
Male:	Hello, Brian.
Brian Rafn:	A question for you on the ramp up. You know, your comments that ’05 looks more robust than ’04, even with the modest accelerating in orders at the end of April. Relative to capacity utilization, we talked about this on the fourth quarter conference call, I think you guys have some adjacent land at (Manatee), and you’ve made something — discussion about you had some plans to add capacity or an expansion to the factory. When, and kind of why I guess I’m sensing, when’s the timing of a decision like that? Might that — is that an ’06 decision? Are you looking through ’05? Do we have enough spare operating capacity, or are we at the point where we’re looking at expanding?
Male:	Brian, we’re in good shape, as far as capacity in the short and intermediate term go. We’ve been able to bring some good people on in the past quarter, and over time is far from being excessive in total at this point. And we’re continuing to move non-critical parts and products outside. So at this point, we don’t think that we’ll have to activate any of those plans to build a new building for some time.
Brian Rafn:	OK, so that’s more of a three to five-year plan, or one to three, or what...
Male:	No, it’s just depending on what happens, so we’re watching it every month, and the plans are there, and there is no plan to do anything with the plans until we...

Brian Rafn:	OK. No, I got you — I got you, yes, OK.
Male:	You know what I mean?
Brian Rafn:	Sure. No, that’s fine.
Male:	... any
Brian Rafn:	Sure. Can you talk about you guys and — I want to get this right — the cartridge market is a little over a billion in cartridge valves, and you guys are approximately nine percent of the cartridge market. Can you talk about maybe (enrodes) in cartridge hydraulic valves versus conventional? And if there are any (enrodes) taking place, or are the market shares relative to last five years about the same between conventional and cartridge?
Male:	I don’t think we can — we have any hard data on that. But our sense is that we’re making more and more (enrodes) into the conventional valves market.
Brian Rafn:	OK. What — can you talk about maybe the mix of just whether the cartridge valve market you list in your presentation yourself, (Hydroforus) integrated, and sterling, some of those are private. Can you kind of give us a sense competitively what the other competitors are doing? Are there any companies that might possibly be private, and in the process of being sold? Or having financial problems, or kind of getting a sense as to where you guys are in accumulating market share on the cartridge side.
Male:	You asked two or three questions with that one. Let me — let me back up and see I’ve got your question right. One of them was do we know of any private companies that might be up for sale that we’re competing with? Is that...
Brian Rafn:	Right, exactly. Because I think integrated and sterling had a — some of the cartridge competitors that you have are not public companies, therefore the...
Male:	Right.
Brian Rafn:	... information, unless you’re an insider, is probably rather obscure. And just looking at kind of what the competitive structure is on the cartridge side.
Male:	Yes, I mean we can’t gauge Sun’s, you know, quarterly sales to the — to the sales of our — of our competitors. The — I think you were getting at how do we know if we’re getting market share?
Brian Rafn:	Right, exactly.
Male:	Yes. All right, then we just know that the — generally speaking certain areas of the business are inside for us, like our custom valve packs, are rising at very large increased rates. And when we compare that to the Natural Fluid Power Association’s numbers, of which, you know, our competitors are part of that base.
Brian Rafn:	Right.
Male:	We know that in that area, we’re — we — well we don’t know, we’re quite confident that we’re gaining share. And then particularly in like Germany where the total market is not really going through the roof, and we’re doing very well, that that by deduction, we say, OK we’re getting more market share.
Brian Rafn:	OK. Can you kind of talk — give us a little update to how the electro-hydraulic valves and maybe the stainless steel valves at the U.K. facility as doing as we enter in ’05 here?
Male:	I really don’t want to get specifically into that, mainly just because the information is proprietary. But generally speaking, the solenoid valve continues to bring in more custom valve packages for us, and the stainless we’re just trickling it out into the marketplace at this point.
Brian Rafn:	OK. And I’m going to ask you one more on the commodity side. Without giving me magnitudes, can you give us a sense of direction in your cost structure relative to steel pricing, and not maybe magnitudes or numbers, I know you guys hesitated that. But are you — are we plateauing? Is it decelerating, is it flattening? Can you give us a sense in ’05?
Male:	Right now we feel that it’s kind of plateaued.

Brian Rafn:	OK. And then just can you give us a sense of kind of your Sarbanes-Oxley 404 costs this year, or option expensing? And maybe what you’re seeing in freight surcharges for fuel.
Male:	I don’t know about the freight surcharges for fuel, I don’t — I don’t — obviously there are some. It hasn’t leapt out at us in the numbers, and you know, I think I’ll go take a look.
Brian Rafn:	OK, all right.
Male:	But the Sarbanes-Oxley costs, we are estimating incremental outside costs of approximately half a million dollars.
Brian Rafn:	OK. I’ll get back in queue. Thanks, guys.
Male:	Thank you, Brian.
Operator:	And again, that is star one for questions. We’ll go next to Michael Braig, private investor.
Michael Braig:	First of all question on the revolver extension, or the credit extension. Do you intend to pay any debt down as a part of that move?
(Tricia Fulton):	Yes, we’re bringing some money back from our European — or actually all of our foreign subsidiaries, right now we’re in the process of that, and that will be part of going through the refinancing, we will pay down as much of the debt as we can. With the money that we’re able to bring back from there, we’re trying to work through some tax issues to figure out how much we can bring back, but probably somewhere between four and five million.
Michael Braig:	OK. And can you comment at all on the tax rate considering the pattern for the last two years has been for a declining tax rate as the quarters proceed?
(Tricia Fulton):	Right now we have — we anticipate there could be a decrease coming forth from the American Jobs Creation Act as we go through the year. But it’s going to be minimal for the first year, we wouldn’t anticipate that it would be any more than one percent decrease.
Michael Braig:	OK. And finally in the past, occasionally you’ve indicated at least the relative size of large customers. Have you at all indicated recently the approximate size of your large diesel engine customer?
Male:	We haven’t indicated that, Mike, and at this point I don’t — I don’t feel comfortable doing that. Except that it is growing.
Michael Braig:	Is there anything I could do to increase your discomfort to a level where you might offer that information?
Male:	If you could place an order for about 20,000 cartridge valves, that might help.
Michael Braig:	Don’t need them, thank you.
Operator:	We’ll go next to Scott Macke.
Scott Macke:	Hello again.
(Tricia Fulton):	Hi, Scott.
Male:	Hey, Scott.
Scott Macke:	In terms of capacity, you made a comment about overtime. And if I recall correctly from the last conference call, the fact that you had people working overtime is new. Is that correct?
Male:	It’s new to the past year.
Scott Macke:	To the past year.
Male:	Yes.
Scott Macke:	When you say that, how many quarters have you had shifts that were running overtime?
Male:	We started with — in the second quarter, and it’s been steadily increasing. In the first quarter we actually shipped 30 percent without any additional overtime to speak of. We work on a four-day, 10 hour a day workweek. So we have comfortable room for expansion on Fridays to start with, and then — and then perhaps Saturdays.

Scott Macke:	OK, so for us, non-manufacturing, or the financial types anywhere, then there’s capacity available on Fridays, and then potentially on Saturdays if I. . .
Male:	Exactly.
Scott Macke:	... understand that correctly. And then beyond that, then that’s when you would start talking about perhaps new manufacturing space in Florida?
Male:	Well we also can — the second shift is not — is not a full shift, so we can work like the devil to fill up the second shift. And then also we can outsource some of the activities that we have.
Scott Macke:	And when you talk about the second shift not being a full shift, that’s in terms of just the number of employees you have working that shift?
Male:	Correct.
Scott Macke:	How full is that shift?
Male:	It’s about a third of the regular shift.
Scott Macke:	I see. OK. And then in terms I guess, maybe another way to ask this question about the additional space in Florida, from what — from whatever point in time that you would ultimately decide to go ahead with that space, if you were to do so, how long would it take from making that decision to opening up the additional space, to actually having that space coming online?
Male:	That’s really a tough one, Scott.
Scott Macke:	I mean just in a broad sense, is this something that would take a year, is this something that would take. . .
Male:	No, it’s — we’re talking a year.
Scott Macke:	OK.
Male:	Probably, at least.
Scott Macke:	OK. I will — that’s very helpful. I’ll hop back in queue. Thank you.
Male:	All right, thanks, Scott.
Operator:	And we’ll go back to Brian Rafn.
Brian Rafn:	Yes. Could you guys put a number on — you mentioned a modest price increase in January — can you give us a sense? Not a — I’m sure that’s not uniform across all products, but can you give us a sense of the magnitude of that?
Male:	We don’t want to get too deep in some of the numbers that’s relatively proprietary, but we did mention last time that the sales — the modest sales increase in January would be more than enough to cover the material cost increases we had seen and expected to see in the first quarter.
Brian Rafn:	OK. Can you kind of give us a sense, your strategy going forward, relative to capturing market share competitively, is it strictly driving units? Is it — is it a quality, durability of the product, reliability, is it — is it price discounting? Is it speed of delivery? What kind of is your thesis going forward in this, you know, fairly difficult competitive market landscape?
Male:	A lot of it going forward is a lot of what we’ve done to get here, and that is the quality, and the performance of the valve at south end, and the broad offering that we give to a hydraulic engineer. We believe that in the past year or so, we have gained, and perhaps will gain even more market share as a result of our excellent on-time delivery performance, where others perhaps struggling at this time to keep up with the demand.
The new products continues to be a driver for us, and the — we intend to keep expanding the solenoid, thus expanding the capability to make even more varied custom valve packages. And — excuse me — in our Web site, as we mentioned of spending some money on right now, you know, we view as just a fantastic marketing tool to get in the hands of the end user, not only just to look up to Sun to what’s available, and what it might cost them, but also to actually get in there and fiddle around and build some things.

Also, you know, our geographic, you know, we’re quite global, considering the size of the company, and we continue to do things in that front, including at looking at what we might do next in China, and that sort of thing.
Brian Rafn:	OK. Can you give — can you give — put some numerical quantification of your on-time delivery cycle? Are you — are you meeting, you know, 98 percent of your orders within a four-week period? Or what can you — or is it, you know, the kind of where you’re at duration wise?
Dick Dobbyn:	Yes, I’d be proud to give you those numbers. We measure against a customer request date. And understand that a customer request date of three days doesn’t bother us, because our pricing structure compensates for the scrambling we have to do. . .
Brian Rafn:	OK.
Dick Dobbyn:	... and we do our darnedest to meet it. But our on-time delivery performance runs an average of 90 plus percent, and the majority of the 10 percent that isn’t on time clears in a week to a week and a half.
Brian Rafn:	Has — Dick, has that diminished at all as you’ve, obviously, ramped up the operating leverage in the business volumes?
Dick Dobbyn:	Well, I’ll be honest with you, we’re seeing a few bumps where a supplier might have been pressed to the wall and, you know, it might jump up for a week, but then we go in, break the — break the bottle neck, and it flows again. So, I mean, it — you know, it’s not as easy as it was two years ago, but generally we’re still on those numbers.
Brian Rafn:	OK. Can you talk too about — you mentioned new products as one of your areas to, you know, kind of build the business, do you have any sense of measuring the number of new products say launched in the last three to five years, and what percentage of that would be — constitute top line revenue?
Dick Dobbyn:	We just started tracking that, and so we don’t have a good history on it, and so I really am reluctant to give those numbers out.
Brian Rafn:	Is that a number you’d divulge in the future, or will that be at the CIA Headquarters in (Langley)?
Dick Dobbyn:	Well actually, we were — we were going to set up a post in Afghanistan and ((inaudible)).
Male:	Brian, if I could chime in a bit.
Brian Rafn:	Sure.
Male:	These — many of the new products are so complimentary to the overall product line that their impact — there’s a — there’s a true pull-through impact on the rest of the products, and I think that measure is reflected in the top line sales role.
Dick Dobbyn:	Yes. It’s just difficult for us to measure that when you’re — when you’re saying that one specific product. . .
Male:	Right.
Dick Dobbyn:	... goes into that one custom valve pack, and it brings with it 14 other cartridges.
Male:	Right.
Brian Rafn:	OK.
Dick Dobbyn:	That’s our problem.
Brian Rafn:	Yes, OK. Excellent job, guys. Keep it up. Thanks.
Male:	Thank you, Brian.
Male:	Thanks, Brian.
Operator:	And we’ll go back to Scott Macke.
Scott Macke:	Can’t get rid of me. And I apologize for not saying so sooner — congratulations on an excellent quarter.

Male:	Well thank you, Scott.
(Tricia Fulton):	Thank you.
Scott Macke:	Where do I want to follow up with? One, talking about international sales, and earlier you give the example of Germany were plus or minus in a flat market and sales in the first quarter were up 36 percent. How much of international growth overall is attributable to just what I will call organic growth? And how much is attributable to adding new distributors?
Male:	I don’t think we’ve really added. I don’t think adding new distributors...
Male:	No.
Male:	... has been a major factor. So then I would say it’s mostly organic growth.
Scott Macke:	OK. And certainly looking back, just call it over the last five quarter or so then, the rate of growth in that United States segment has outpaced that internationally. Is that a trend that you expect to continue, both in terms of your second quarter forecast, and maybe thinking more long term, or in general 2005 as well?
Male:	In the first quarter, you know, we had about the same increase in North America as we — in Europe as we did in North America. The year-to-year comparison with Asia showed, you know, a percentage — what 13 or 15...
Male:	Fourteen.
Male:	...14 percent. So I think we’re going to see a relatively same mix with Europe and the U.S. And with Asia, you know, with a nice increase, but not to the levels that we saw last year.
Scott Macke:	And to what would you attributed that disparity between, say the Asian growth rate, and the European growth rate?
Male:	Well I don’t think there’s any question that the machines coming out of Japan and Korea going into China are in less demand — going into China, that that demand or growth rate has slowed.
Scott Macke:	That would make sense.
Male:	Yes.
Scott Macke:	And then, just in terms of that United States segment, if I noted correctly, then a certain portion of the sales recorded in the United States segment actually go to international customers, as well. Is that correct? Or I mean beyond...
Male:	Yes, the operations segment does go to — go to Asia and some other parts of the world, even some to Europe. Now when we talked about a 43 percent growth in North America, we’re talking about only sales in North America.
Scott Macke:	OK. So if I look at that — at that United States segment for the first quarter, I believe the growth rate was 40 percent year-over-year, and you’re telling me that the growth rate to just North America out of that segment was 43 percent? Do I understand that...
Male:	Yes
Scott Macke:	... correctly?
Male:	... and that also includes the 70 some percent increase to Canada — 70, 71 percent.
Scott Macke:	That’s included?
Male:	Both Canada and the U.S. are in that 43 percent increase year-to-year.
Scott Macke:	That’s very helpful. Thank you. And then in terms of price and cost, if I understand correctly, in general, the strategy has been to hold the line, more or less, on price. Will that continue to be the strategy going forward?
Male:	I can’t really say that we’ve said OK, that’s going to be our strategy going forward, I — so I really — I really can’t answer that, but I’ll ask Al when he gets back, but we haven’t had a lot of discussions about it, let me put it that way.

Scott Macke:	OK. And then I’ll hop back in queue in case somebody else wants to ask, but I do have a couple of follow-up housekeeping items. Let me hop back in queue right now though.
Male:	All right, thanks.
Male:	OK.
Operator:	We’ll go next to Brian Rafn.
Brian Rafn:	A question you mentioned on the capacity side that you talked about, you have an ability to outsource some of your production. I would take that’s machining cartridges or something. Does that — has that at all — the outsourcing and not controlling that in-house proprietary, been a detriment to quality or your cycle time deliveries?
Male:	No, it’s not a — it’s not a detriment at all, and what we tend to outsource in the case of finished product would be our relatively simple manifolds.
Brian Rafn:	OK.
Male:	And then in terms of parts, there are parts unrelated to our finishing — the parts that have either not gone, that have not gone through our finishing processes. But we keep — we keep everything in-house that relates to all the finishing, lapping, grinding, honing, because that’s where we need the quality and we get it.
Brian Rafn:	OK.
Male:	It would be the parts prior to that.
Brian Rafn:	OK. And then you talked about your Web site. Is the thought on the Web site in engineering sense and creating an interest and showing a product line? And you mentioned something about the ability to build a composite design or something, does the Web site at some point become a direct sales function, or is it strictly just a, you know, a specification function type engineering tool?
Male:	At this point, I’m going to ask Rich to give us the answer, because he’s kind of heading up that whole task force with the Web site.
Rich Arter:	Brian, we’ve built the Web site to be — its fundamental focus is the delivery of information, and it’s really made for engineers. We have always had difficulty communicating the breadth of our product to all the markets around the world that we serve, and the Web has just turned into the perfect way to do that.
Some of the tools we’re working on is allowing people to go through more of a configuration process to marry cartridges and manifolds together, and get composite information on those products. We do provide the price, and we provide everything else.
Right now, there’s no — there’s no plan to go to online ordering, but the ability to configure products is there now, and it’s going to become — get even better in the future. Those are some of the projects we’re working on right now.
Brian Rafn:	OK and then just one final on the labor pool. Any — as you build business, you talked about the ability to start perhaps on a Friday, or add Saturday, adding some volume capacity to the second shift. Do you see — without building a new building, without getting into that, do you see looking at raising headcount as we get into the back half of the year?
Male:	Right now we’re continuing to hire, because we do have a certain amount of attrition built in with people who prefer to go back to Ohio, or whatever. And — but and — so we are continuing to hire. And the way that we attract people is, basically, that is working environment, and a fair pay, and excellent benefits.
Brian Rafn:	Yes. Would you — would you characterize going into ’05 year, Dick, that you’re growing beyond just the net retirement attrition that you’re actually adding headcount?
Dick Dobbyn:	We really can only see out four to six weeks. So, I mean, we can’t really say what our needs are going to be at that point.

Brian Rafn:	OK. But if the demands were such, and we had a follow through end of the year, Florida would give you the opportunity you feel comfortable that you could — you could...
Dick Dobbyn:	Yes — no, we think there’s still plenty of room and plenty of good people out there to join the company if we need them. No
Brian Rafn:	OK. Thanks, guys.
Male:	You bet. Thanks a lot, Brian.
Operator:	And we’ll go back to Scott Macke.
Scott Macke:	Hello again.
Male:	Hey, Scott.
Scott Macke:	Housekeeping questions. First off, I was curious, the share count and tax rate that were built into your second quarter forecast?
(Tricia Fulton):	The second quarter tax rate is flat to the first. And the share count is the same as well. We didn’t forecast any increase.
Scott Macke:	OK. With respect to the tax rate, then — I know we’ve talked a couple of times about the Jobs Creation Act maybe shaving 100 points off that tax rate. If I’ve got this information correctly, then last year we were talking about a 33 percent tax rate, are — for the full year. Are we talking about 100 points lower based on that 33 percent tax rate? Or are we talking about 100 points lower than this 37 percent tax rate in the first quarter?
(Tricia Fulton):	It’s actually 100 points lower than the tax rate that we have in the U.S., which is running just over 37 percent. But we do — because we were having all these incomes from the different countries, Germany has a very high tax rate, and their income is very good. So we — the rate tends to go up because the — or the Germany and the U.S. are putting a lot of money into the profit pool, and they’re in the highest tax jurisdictions. But the 100 points just shaved off the U.S. side.
Scott Macke:	OK. Thank you for the clarification. And then when you talked about repatriating some earnings, bringing some cash back, if I understand correctly, you have tax credits that will offset the five percent tax on those earnings repatriated?
(Tricia Fulton):	Yes. For any money we bring back from the U.K. and Germany, we already have previously taxed income that will cover that. We did bring back some money from Korea, and there was a small amount, about 400,000, that will be taxed at a normal tax rate less any tax credits that we generate from 2004 tax returns.
Scott Macke:	But when we talk about this potential for — I believe the number was something four to five million that might be brought back in the future, then the tax credits will, in general, cover...
(Tricia Fulton):	Yes.
Scott Macke:	... that?
(Tricia Fulton):	Yes.
Scott Macke:	Very good. What did currency contribute to first quarter sales?
(Tricia Fulton):	It was only a two percent difference. It’s up 36 percent overall, and 34 percent without the currency effect. So it’s very minimal.
Scott Macke:	OK. And is that — is that spread, I guess, roughly equally through the segments? Or does that have a tendency to manifest itself in certain segments more than others?
(Tricia Fulton):	It was a little bit higher in Korea and Germany. It was flat in the U.K.
Scott Macke:	OK. And then when we talk about these marketing expenses in the second quarter, I believe you mentioned trade shows and Web site, are those things that we can expect to continue in the future, meaning that would expect increased level of work, or cost on the Web site going forward, and perhaps increased participation in trade shows? Or are these things that will happen in the second quarter and then sort of dissipate going forward?

(Tricia Fulton):	The trade show expenses are a one-shot thing. We had a big trade show in Europe that we participated in that was in April. The costs for the Web site are probably going to be ongoing, we’re still looking at them to determine what can be capitalized and what needs to be expensed of them. But there will probably be some smaller amount of ongoing related to that.
Scott Macke:	OK. That’s what I had. Thank you very much.
(Tricia Fulton):	Thank you.
Male:	Thanks a lot, Scott.
Operator:	And there appear to be no further questions at this time.
Male:	Great. Well we’d like to thank you all for joining us and listening. I’d like to remind all the shareholders that our Annual Meeting of Shareholders will be on Saturday, June 11th, at 10:00 a.m. here in Sarasota, Florida at our Tallevast Road Facility. Thank you for joining us.
Operator:	This does conclude today’s conference. Thank you for your participation. You may now disconnect.

END